Exhibit 99.1

Kroger and International Brotherhood of Teamsters Protect Pensions

Associates Approve Kroger Withdrawal from Central States Pension Fund

December 13, 2017 — The Kroger Co. and International Brotherhood of Teamsters announced today the ratification of a new labor agreement that provides for Kroger’s withdrawal from the Central States Pension Fund. The new labor agreement covers associates represented by the IBT at three distribution centers and two dairy manufacturing facilities operated by Kroger.

Kroger and IBT have been working together for several years on a plan to protect the pensions of Kroger associates at these facilities, who are participants in the Central States Pension Fund.  The Central States Pension Fund projects it will go insolvent in 2025.

Kroger and IBT have established a new fund, called the International Brotherhood of Teamsters Consolidated Pension Fund that is designed to provide Kroger associates with a secure pension.

Included in this agreement are current Kroger associates/IBT members working at facilities in Hutchinson and Goddard, KS; Houston, TX; Memphis, TN; Indianapolis, IN; and Livonia, MI.  The total number of active associates covered is about 1,800. In February, Roundy’s associates working at a distribution center in Oconomowoc, WI ratified the same agreement.

Kroger’s withdrawal from Central States Pension Fund is effective December 10, 2017.  Kroger’s withdrawal does not require the approval of Central States. Kroger will make payments to Central States to fulfill its withdrawal liability obligation.

Under the ratified agreement, the benefits current associates have earned as participants of Central States will be protected.  Here’s how —

•                  The new IBT pension fund will make-up benefits that are reduced by Central States as a result of Kroger’s withdrawal.

•                  Should Central States become insolvent and benefits are reduced, the IBT Consolidated Pension Fund will restore benefit reductions above the level guaranteed by the Pension Benefit Guaranty Corporation (PBGC).

Moving forward, current associates also will begin earning a new pension benefit through a formula negotiated by Kroger and the IBT and ratified by members.

“Given the uncertain future of Central States and the potential adverse impact on our members, the National Committee felt the move to the IBT Consolidated Plan will ensure they have a stable and reliable retirement benefit in the future,” said Steve Vairma, International Brotherhood of Teamsters Vice President.”

“This is a good agreement for our current associates and our company. It provides our current associates security for their future retirement and the company financial certainty regarding this important investment in our associates,” said Mike Schlotman, Kroger’s Executive Vice President and Chief Financial Officer.

In 2015, the Company and the IBT negotiated, and members ratified, an agreement that would have transferred Kroger associates and retirees from Central States to the new IBT fund.  This transfer required the approval of Central States. The Central States Trustees have not agreed to the transfer. This led Kroger and the IBT to negotiate an agreement providing for Kroger’s withdrawal from Central States, while preserving the possibility of a transfer.

About IBT

Founded in 1903, the International Brotherhood of Teamsters represents 1.4 million hardworking men and women throughout the United States, Canada and Puerto Rico. Visit www.teamster.org for more information.

About Kroger

At The Kroger Co., we are dedicated to our purpose: to Feed the Human SpiritTM. We are 453,000 associates who serve nearly nine million customers daily in 2,793 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Our Family of Companies operates an expanding ClickList offering — a personalized order online service — in addition to 2,258 pharmacies, 783 convenience stores, 307 fine jewelry stores, 222 retail health clinics, 1,472 supermarket fuel centers and 38 food production plants in the United States. Our Company has been recognized as one of America’s most generous companies for our support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. As a leader in supplier diversity, we are a proud member of the Billion Dollar Roundtable. ###